Exhibit 10.1

BARRICK MINING CORPORATION

SECOND AMENDED AND RESTATED

DIVIDEND REINVESTMENT PLAN

EFFECTIVE FOR DIVIDENDS PAYABLE

AFTER AUGUST 31, 2015

AMENDED AND RESTATED AS OF

AUGUST 12, 2019

FURTHER AMENDED AND RESTATED AS OF

NOVEMBER 12, 2026

BARRICK MINING CORPORATION

SECOND AMENDED AND RESTATED DIVIDEND REINVESTMENT PLAN

Introduction

This dividend reinvestment plan (the “Plan”) is being offered to the registered or beneficial holders (the “Shareholders”) of common shares (“Common Shares”) of Barrick Mining Corporation (the “Corporation”) who reside in Canada or the United States as an alternative to the receipt of regular cash dividends. Under the Plan, Shareholders can automatically reinvest cash dividends (net of any applicable withholding tax) paid on their Common Shares in additional Common Shares, either at no discount or at a discount of up to 5% of the Average Market Price (as defined below), as determined by the Corporation from time to time in its sole discretion.

Full investment of cash dividends (net of any applicable withholding tax) is possible under the Plan because the Plan permits fractions of Common Shares as well as whole Common Shares to be purchased and held for participants. In addition, dividends in respect of whole and fractional Common Shares held in the Plan will be automatically reinvested in further Common Shares. Common Shares issued under the Plan will be issued directly from the treasury of the Corporation.

No Commissions or Administrative Costs

No brokerage commissions are payable in connection with the purchase of Common Shares under the Plan and all administrative costs will be borne by the Corporation.

Use of Proceeds

Proceeds received by the Corporation upon the purchase of new Common Shares under the Plan will form part of the working capital of the Corporation and will be used for general corporate purposes.

Administration

Computershare Trust Company of Canada (the “Agent”) has been retained to act as the Agent for the participants under the Plan pursuant to an agreement which may be terminated by the Corporation or the Agent at any time. The Corporation will promptly pay over to the Agent, on behalf of the participants in the Plan, all cash dividends due on their Common Shares and the Agent will purchase new Common Shares for the participants directly from the treasury of the Corporation on the dividend payment date. New Common Shares purchased under the Plan will be registered in the name of the Agent, or its nominee, as Agent for the participants in the Plan.

The Corporation reserves the right to interpret and regulate the Plan as it deems necessary or desirable. Unless the context otherwise requires, words importing only the singular number shall include the plural and vice versa, words importing the masculine gender shall include feminine and neuter genders and vice versa, and words importing persons shall include individuals, partnerships, associations, trusts, unincorporated organizations and corporations.

Eligible Participants

Any registered holder of Common Shares who is a resident of Canada or the United States is eligible to join in the Plan at any time. Beneficial owners of Common Shares whose Common Shares are not registered in their own names may participate in the Plan only (1) by transferring such Common Shares into their own name or into a specific segregated registered account such as a numbered account with a bank, trust company or broker, or (2) if such Common Shares are held through CDS Clearing and Depository Services (the “Depository”), by enrolling in the Plan through a participant in the Depository (a “Depository Participant”).

Beneficial owners of Common Shares whose Common Shares are held in a numbered nominee account with a bank, trust company or broker may arrange to enrol such account in the Plan. If a beneficial owner holds Common Shares in more than one such account, or in such an account or accounts as well as in such owner’s own name, such Common Shares may be dealt with separately with respect to the Plan. For example, an owner can elect to participate in the Plan in respect of the Common Shares held in one account but not in respect of those held in another. Furthermore, if beneficial owners of Common Shares hold such shares through the facilities of a Depository, they can arrange to treat each of their Common Shares separately with respect to the Plan. For example, such beneficial owners can choose to participate in the Plan in respect of some of the Common Shares but not in respect of others.

The distribution of Common Shares under the Plan is registered under the United States Securities Act of 1933 (the “Securities Act”), and Common Shares are offered for sale in both Canada and the United States.

Enrolment

General

Shareholders may join the Plan by completing the Plan Enrolment Form attached to the Plan, signing it and returning it to the Agent within the applicable deadlines set out below. Alternatively, shareholders may enroll at the Agent web portal at www.investorcentre.com Additional Forms may be obtained from the Agent at any time upon written request addressed to the Agent. The Corporation may deny the right to participate in the Plan to any person or terminate the participation of any participant in the Plan if the Corporation deems it advisable under any laws or regulations.

The Plan Enrolment Form directs the Corporation to forward to the Agent all of the participating Shareholder’s cash dividends received on the Common Shares and directs the Agent to invest such dividends in the purchase of new Common Shares on behalf of the shareholder. If a beneficial owner holds Common Shares in, for example, more than one brokerage account, and wishes to participate in the Plan in respect of Common Shares in all such accounts, they may enrol through the intermediary that currently holds their Common Shares, provided they do so in sufficient time for notice to be provided to the Agent within the applicable deadlines set out below.

Depository Participants

Beneficial owners of Common Shares whose Common Shares are held through a Depository may enrol through the Depository Participant that currently holds their Common Shares, provided they do so in sufficient time to allow a Depository Participant to notify the Depository no later than 11:00 am (Toronto time) on that dividend record date. The Depository shall in turn notify the Agent by 11:00 am (Toronto time) on the relevant dividend record date.

Effective Date of Participation

Following receipt by the Agent of a properly completed Plan Enrolment Form, participation in the Plan becomes effective on the next record date for any dividend declared on the Common Shares provided that the Plan Enrolment Form is received not less than five business days before such record date. Dividend record dates are normally the last day of the month preceding the payment date of the dividend of each quarter in which the Corporation declares a dividend.

Ongoing Enrolment

Once a Shareholder has enrolled in the Plan, participation continues automatically unless terminated in accordance with the terms of the Plan. However, participants are advised that Common Shares acquired outside of the Plan may not be automatically enrolled in the Plan. Participants should contact the Agent, their intermediary or the Depository Participant who holds their shares, if applicable, to confirm which of the Common Shares owned by them are enrolled in the Plan.

Price and Valuation of New Common Shares

The price at which the Agent will purchase new Common Shares from the Corporation on the dividend payment dates with cash dividends on Common Shares will be either (1) at a discount of up to 5% of the applicable Average Market Price (as defined below), or (2) at the Average Market Price with no discount. The “Average Market Price” is (1) in respect of participants having a Canadian mailing address and participants holding Common Shares through the Depository, the weighted average of the trading prices for a board lot of Common Shares on The Toronto Stock Exchange (the “Exchange” or the “TSX”) for a period of five trading days on which at least a board lot was traded immediately preceding a dividend payment date, expressed in Canadian dollars; and (2) in respect of participants having a U.S. mailing address, the weighted average of the trading prices of Common Shares on the New York Stock Exchange (the “NYSE”) for a period of five trading days on which at least 100 Common Shares were traded immediately preceding a dividend payment date, expressed in United States dollars, in each case as such address is shown on the records of the Agent.

The Corporation will from time to time in its sole discretion determine whether the Plan will offer any discount to the Average Market Price of Common Shares, and, if so, the amount of the discount.

Participants’ Accounts and Statements

The Agent will maintain a separate account for each registered participant. Where a participating beneficial owner holds his or her Common Shares through a Depository, the Agent will maintain an account for and in the name of the Depository and the appropriate Depository Participant will provide each such participating beneficial owner with confirmation of his or her purchase of Common Shares through the Plan.

On each dividend payment date, the Corporation will advise the Agent of the prices for the new Common Shares to be purchased by the Agent on behalf of the participants and the number of new Common Shares to be issued. Each registered participant’s account will be credited by the Agent with that number of Common Shares purchased for that participant, including fractions computed to four decimal places, which is equal to the cash dividends to be invested for each participant divided by the applicable purchase price for such Common Shares (as set out above under “Price and Valuation of New Common Shares”). In like fashion, the accounts of each participating beneficial owner of Common Shares will be credited with that number of Common Shares purchased on their behalf through the facilities of the relevant Depository and relevant Depository Participant.

As soon as practicable following each dividend payment date, the Agent will send statements of account to registered participants setting out the number of whole and fractional Common Shares acquired by reinvestment of cash dividends.

These statements are a participant’s only record of the cost of each purchase of Common Shares, and accordingly, should be retained by such participant for income tax purposes. In addition, each registered participant will receive annually the appropriate tax information for reporting dividend income.

Generally, Common Shares will be registered in the name of the Agent or its nominee and held by the Agent for a participant under the Plan. For participants holding Common Shares through a Depository, such Common Shares will be registered in the name of the relevant Depository and held for the benefit of its relevant Depository Participants under the Plan. No share certificates or DRS advice will be issued for Common Shares acquired under the Plan. Common Shares may not be sold, transferred, pledged or otherwise disposed of by the participant while such Common Shares remain in the Plan. A participant who wishes to sell, transfer, pledge or dispose of any Common Shares must withdraw them from the Plan by instructing the Agent to issue, in the name of the participant, a share certificate or DRS advise representing such Common Shares.

A participant may, at any time upon written request to the Agent, have share certificates or DRS advice issued and registered in the participant’s name for any number of whole Common Shares owned by such participant without terminating participation in the Plan. Otherwise, share certificates or DRS advice will not be issued to participants for Common Shares. No certificate or DRS advice for a fraction of a Common Share will be issued.

Normally, requests will be processed within three weeks of the receipt of your request..

Non-Registered Participants should contact their intermediary or Depository Participant who holds their shares to determine the relevant procedures for withdrawing Common Shares from the Plan.

Termination of Participation

General

A participant may terminate participation in the Plan at any time by written notice to the Agent (or, where appropriate, to a Depository Participant, as set out below). Alternatively, the a participant may request to terminate though the Agent web portal at www.investorventre.com. The Agent will then settle the participant’s account by issuing a share certificate or DRS advice for the number of whole Common Shares standing to the credit of the participant and by purchasing for cash any fraction of a Common Share. The amount of the payment for any such fraction will be based on the prevailing market price at the time of sale on (i) the TSX, in respect of participants having a Canadian mailing address and participants holding Common Shares through the Depository, or (ii) the NYSE, in respect of participants having a U.S. mailing address, in each case as such address is shown on the records of the Agent.

Participation in the Plan will also be terminated upon receipt by the Agent of written notice of the death of a participant. Proof of the legal representative’s authority to act and supporting documentation must accompany the notice of the death of a participant. Certificates or DRS advice for Common Shares and cash for any fractional entitlement will be issued in the name of the deceased participant and/or in the name of the estate of the deceased participant, as appropriate, and the Agent will send such certificates and cash payment for any fraction of a Common Share to the representative of the deceased participant.

Upon termination of participation, a participant may request that all Common Shares held for the participant’s account be sold. Such sale will be made by the Agent, through a registered dealer or stockbroker designated by the Agent. The proceeds of such sale, less brokerage commissions and transfer taxes, if any, will be paid to the participant by the Agent. Common Shares sold pursuant to such a request may be commingled with Common Shares of other participants, in which case the proceeds to each participant will be based upon the average sale price of all Common Shares so commingled. With respect to any fraction of a Common Share, the Agent will purchase such fraction for cash at a price determined in the same manner as in the case of whole Common Shares sold for the participant. Written requests for sale of Common Shares received less than five Business Days prior to a dividend record date will be processed as soon as practicable after that dividend payment date.

All payments of cash under the Plan will be made in either Canadian or United States currency. The Agent will sell shares through the facilities of the TSX and make payments in Canadian currency where the participant has a Canadian mailing address and sell shares through the facilities of the NYSE and make payments in United States currency where the participant has a U.S. mailing address, in each case as such address is shown on the records of the Agent.

Non-Registered Participants should contact their intermediary or Depository Participant who holds their shares to determine the procedures for termination of their participation and selling of shares from the plan, where applicable.

Depository Participants

Where participants hold their Common Shares through a Depository Participant and Depository, any notice or actions must be delivered to or performed by the relevant Depository Participant. For greater certainty, if notice or termination is not received by the relevant Depository Participant at least five business days before a dividend record date, termination will not occur until after the next dividend record date and after investment has been completed.

Rights Offerings, Stock Splits and Stock Dividends

In the event that the Corporation makes available to its Shareholders rights to subscribe for additional shares or other securities, rights certificates will be issued to participants for their whole Common Shares. No such rights will be made available in respect of fractions of Common Shares. Instead, the Agent will sell any rights relating to such fractions at a time and price determined by the Agent and participants will be paid their proportionate interests in the proceeds of such sale.

Any Common Shares distributed pursuant to a stock dividend or a stock split on Common Shares will be retained by the Agent and credited proportionately to the accounts of participants.

In the event of a change, reclassification or conversion of the Common Shares into other shares or securities or of any further change, reclassification or conversion of such other shares or securities, into other shares or securities, the Plan will continue to apply to the shares or securities resulting from that event and references herein to the Common Shares and to Common Shares will be deemed to be references to the shares or securities resulting from that event.

Voting of Common Shares

Whole Common Shares held on the record date for a vote of Shareholders may be voted in the same manner as the participant’s Common Shares of record may be voted, either in person or by proxy.

Responsibilities of the Corporation and the Agent

Neither the Corporation nor the Agent is liable for any act, or for any good faith omission to act, including, without limitation, for liability:

a)	arising out of a failure to terminate a participant’s account upon such participant’s death prior to receipt of notice in writing of such death; or

b)	relating to the prices at which Common Shares are purchased or sold for the participant’s account and the times at which such purchases or sales are made.

PARTICIPANTS SHOULD RECOGNIZE THAT NEITHER THE CORPORATION NOR THE AGENT CAN ASSURE A GAIN OR PROTECT AGAINST LOSS AS A RESULT OF THEIR HOLDING COMMON SHARES.

Amendment, Suspension or Termination of the Plan

The Corporation reserves the right to amend, suspend or terminate the Plan at any time. The Corporation will send written notice to the participants of any material amendment, suspension or termination. Any amendment of the Plan which materially affects the rights of participants in the Plan will be subject to the prior approval of the Exchange. If the Plan is terminated, the Agent will remit to participants certificates or DRS advice registered in their name for whole Common Shares, together with the proceeds from the sale of any fractions of Common Shares. If the Plan is suspended, subsequent dividends on Common Shares will be paid in cash.

Governing Law

The Plan shall be governed and construed in accordance with the laws in force of the Province of Ontario, Canada and the federal laws of Canada applicable therein.

Effective Date

The Plan is effective for dividends payable after August 31, 2015.

Notices

All notices required to be given to participants under the Plan will be mailed to participants at the address shown on the records of the Agent.

All communications to the Agent and requests for forms or information regarding the Plan, should be directed to the Agent by phone, mail, fax or e-mail to:

Computershare Trust Company of Canada

320 Bay Street 14th Floor

Toronto Ontario

M5H 2A6

Attention: Dividend Reinvestment Department

or the National Contact Centre at North America:1-800-564-6253

Outside of North America: 514-982-7555

Or by visiting: www.investorcentre.com/service

CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

Summary of Principal Canadian Federal Income Tax Considerations

The following is a general summary of the principal Canadian federal income tax considerations generally applicable to participants in the Plan. It is assumed for the purposes of this summary that the participant deals at arm’s length and is not affiliated with the Corporation and holds Common Shares as capital property. Generally, Common Shares are considered to be capital property to a holder provided that the holder does not hold the Common Shares in the course of carrying on a business and has not acquired the Common Shares in one or more transactions considered to be an adventure or concern in the nature of trade. Certain participants resident in Canada whose Common Shares might not otherwise qualify as capital property may, in certain circumstances, make an irrevocable election in accordance with subsection 39(4) of the Income Tax Act (Canada) (the “Tax Act”) to have their Common Shares and every “Canadian security” (as defined in the Tax Act) owned by such participant in the taxation year of the election and in all subsequent taxation years deemed to be capital property.

This summary is not applicable to a participant: (i) that is a “financial institution” (within the meaning of the Tax Act) for the purposes of the “mark-to-market” rules contained in the Tax Act; (ii) that is a “specified financial institution” (within the meaning of the Tax Act); (iii) an interest in which would be a “tax shelter investment” (within the meaning of the Tax Act); (iv) that has elected to report its “Canadian tax results” (as defined in the Tax Act) in a currency other than the Canadian currency; or (v) that has entered a “dividend rental arrangement”, “synthetic disposition arrangement” or “derivative forward agreement” or a “synthetic equity arrangement” (in each case as defined in the Tax Act) in respect of Common Shares. Any such participant should consult its own tax advisor with respect to an investment in the Common Shares.

This summary is based on the current provisions of the Tax Act, the regulations thereunder (the “Regulations”), all specific proposals to amend the Tax Act or the Regulations publicly announced by the Minister of Finance (Canada) prior to the date hereof (“Proposed Amendments”) and the current published administrative practices of the Canada Revenue Agency (the “CRA”). This summary does not otherwise take into account or anticipate any changes in law, whether by judicial, administrative or legislative decision or action, nor does it take into account provincial, territorial or foreign income tax legislation or considerations, which may differ from those described. This summary is not exhaustive of all possible Canadian federal income tax consequences that may affect a participant in the Plan.

This summary is of a general nature only and is not intended to be, nor should it be construed to be, legal or tax advice to any particular participant, and no representation with respect to the Canadian federal income tax consequences to any particular participant is made. Consequently, prospective participants are advised to consult their own tax advisors with respect to their particular circumstances.

Foreign Exchange

For the purposes of the Tax Act, all amounts expressed in a currency other than Canadian dollars relating to the acquisition, holding or disposition of a Common Share, including dividends, adjusted cost base and proceeds of disposition, must be determined in Canadian dollars using the relevant rate of exchange quoted by the Bank of Canada at noon on the day the amount first arose or such other rate of exchange as is acceptable to the CRA.

Residents of Canada

The following summary is generally applicable to a participant who, at all relevant times for purposes of the Tax Act, is, or is deemed to be, resident in Canada.

Dividends

A participant will be subject to tax under the Tax Act on all dividends paid on Common Shares (including where such shares are held of record by the Agent for the account of the participant pursuant to the Plan) which are reinvested in Common Shares under the Plan (as well as on any dividends deemed under the Tax Act to be received on Common Shares) in the same manner as the participant would have been if such dividends had been received directly by the participant. Such dividends paid to (or deemed to be received by) a participant who is an individual (including most trusts) will be subject to the gross-up and dividend tax credit rules in the Tax Act normally applicable to dividends received from taxable Canadian corporations, including the enhanced gross-up and dividend tax credit in respect of dividends designated by the Corporation as “eligible dividends.” There may be limitations on the ability of the Corporation to designate dividends as “eligible dividends.”

A participant that is a corporation will include such dividends in computing its income and generally will deduct the amount of such dividends in computing its taxable income, with the result that no tax will be payable by it in respect of such dividends. In certain circumstances, subsection 55(2) of the Tax Act will treat a taxable dividend received by a participant that is a corporation as proceeds of disposition or a capital gain. Participants that are corporations should consult their own tax advisors having regard to their own circumstances. A participant that is a “private corporation” or “subject corporation” (as such terms are defined in the Tax Act) may be liable under Part IV of the Tax Act to pay a refundable tax on dividends received or deemed to be received on the Common Shares to the extent that such dividends are deductible in computing the participant’s taxable income.

Dispositions

On a disposition or deemed disposition of a Common Share (including by the Agent on behalf of the participant), the participant will realize a capital gain (or capital loss) equal to the amount by which the participant’s proceeds of disposition, net of any reasonable costs of disposition, are greater than (or less than) the participant’s adjusted cost base of the Common Share. The cost for tax purposes to a participant of Common Shares purchased on the reinvestment of dividends will be the Canadian dollar equivalent of the price paid by the Agent for the Common Shares. The cost of such Common Shares will be averaged with the adjusted cost base of all other Common Shares held by the participant at the time such Common Shares are acquired for purposes of subsequently computing the adjusted cost base of each such Common Share owned by the participant. Proceeds of disposition will not include an amount that is otherwise required to be included in the participant’s income. The payment of cash in respect of any fraction of a Common Share on termination of participation in the Plan will constitute a disposition of such fraction of a Common Share for proceeds of disposition equal to the cash payment.

One-half of any capital gains (or capital losses) realized by a participant will be required to be included in computing the participant’s income as a taxable capital gain (or allowable capital loss). An allowable capital loss will be deductible against a taxable capital gain realized in the year or in any of the three years preceding the year or any year following the year to the extent and under the circumstances described in the Tax Act. Capital gains realized by an individual (including certain trusts) may be subject to alternative minimum tax. A “Canadian- controlled private corporation” or a “substantive CCPC” (as defined in the Tax Act) may be liable to pay an additional refundable tax on certain investment income, including taxable capital gains.

Under specific rules in the Tax Act, any capital loss realized by a corporation on the disposition of a Common Share may be reduced by the amount of certain dividends which were received or were deemed to have been received on such share. Similar rules may apply where a corporation is a member of a partnership or a beneficiary of a trust that disposes of such shares or where a trust or partnership of which a corporation is a beneficiary or member is a member of a partnership or beneficiary of a trust that disposes of such shares. Participants should consult their own tax advisors for specific advice regarding the application of the relevant “stop-loss” provisions in the Tax Act.

Non-Residents of Canada

The following summary is generally applicable to a participant who, for purposes of the Tax Act and any applicable income tax treaty, is not resident, nor is deemed to be resident, in Canada, and who does not use or hold and is not deemed to use or hold Common Shares in carrying on business in Canada. Special rules which are not discussed in this summary may apply to a non-resident participant that is an insurer which carries on business in Canada and elsewhere.

Dividends

Dividends paid or credited or deemed to be paid or credited on Common Shares to a non-resident of Canada (including where such shares are held of record by the Agent for the account of the non-resident pursuant to the Plan) are generally subject to Canadian withholding tax, whether or not such dividends are reinvested under the terms of the Plan. Under the Tax Act, the rate of withholding tax is 25% of the gross amount of such dividends, which rate may be subject to reduction under the provisions of an applicable tax treaty. Under the Canada-United States Income Tax Convention (the “U.S. Treaty”), a participant who is resident in the United States for the purposes of the U.S. Treaty and who is entitled to the benefits of such treaty will generally be subject to Canadian withholding tax at a rate of 15% of the amount of such dividends. In addition, under the U.S. Treaty, dividends may be exempt from Canadian withholding tax if paid to certain participants that are qualifying religious, scientific, literary, educational or charitable tax-exempt organizations, or are qualifying trusts, companies organizations or other arrangements operated exclusively to administer or provide pension, retirement or employee benefits which are exempt from tax in the U.S., and that have complied with specific administrative procedures. Dividends to be reinvested in Common Shares under the Plan for non-resident participants will be reduced by the amount of any applicable Canadian withholding tax.

Dispositions

A non-resident participant will not be subject to tax under the Tax Act on any capital gain realized on a disposition of Common Shares unless those Common Shares constitute “taxable Canadian property” at the time of the disposition and the participant is not entitled to relief under an applicable income tax treaty or convention.

Generally, Common Shares will not be taxable Canadian property to a participant at a particular time provided that either: (i) the Common Shares are listed on a designated stock exchange (such as the Exchange or the NYSE) at that time and at no time during the 60-month period that ends at that time did the participant, persons with whom the participant did not deal at arm’s length, or the participant together with such persons, own 25% or more of the issued shares of any class or series of the Corporation, or (ii) at no time during such 60-month period did the Common shares derive more than 50% of their value from any combination of: (a) real or immovable property situated in Canada, (b) “timber resource property” (within the meaning of the Tax Act), (c) “Canadian resource property” (within the meaning of the Tax Act) or (d) options in respect of, or interests in, or for civil law, rights in any of the foregoing, whether or not the property exists. A Common Share may also be taxable Canadian property where the participant elected to have such Common Share treated as taxable Canadian property upon ceasing to be a resident of Canada, and in certain other circumstances.

Even if a Common Share is considered to be taxable Canadian property of a participant at the time of its disposition, a capital gain realized on the disposition may nevertheless be exempt from tax under the Tax Act pursuant to the terms of an applicable income tax treaty or convention. The Multilateral Convention to Implement Tax Treaty Related Measures to Prevent Base Erosion and Profit Shifting of which Canada is a signatory, affects many of Canada’s income tax treaties (but not the U.S. Treaty), including the ability to claim benefits thereunder. Non-resident participants should consult their own tax advisors to determine their entitlement to benefits under any applicable income tax treaty or convention based on their particular circumstances.

Under the U.S. Treaty, a capital gain realized on the disposition of a Common Share by a participant who is entitled to the benefits of such treaty generally will be exempt from tax under the Tax Act except where the Common Share at the time of disposition derives its value principally from real property situated in Canada including rights to explore for or exploit mineral deposits in Canada.

Generally, if a Common Share constitutes taxable Canadian property to a participant at the time of its disposition and any capital gain realized by the participant on the disposition is not exempt from tax under the Tax Act by virtue of an applicable income tax treaty or convention, the participant will be required to include one-half of the amount of the capital gain in its income for the year as a taxable capital gain. Subject to and in accordance with the provisions of the Tax Act, one-half of any capital loss realized by a participant in a taxation year from the disposition of taxable Canadian property may be deducted as an allowable capital loss from any taxable capital gains realized by the participant in the year from the disposition of taxable Canadian property. If allowable capital losses for a year exceed taxable capital gain from the disposition of taxable Canadian property, the excess may be carried back and deducted in any of the three preceding taxation years or carried forward and deducted in any subsequent taxation year from net taxable capital gains realized in such years from the disposition of taxable Canadian property to the extent and in the circumstances prescribed by the Tax Act. Non- residents who dispose of taxable Canadian property are required to file a Canadian income tax return for the year of disposition, including where any resulting capital gain is not subject to tax under the Tax Act by virtue of an applicable income tax treaty or convention.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of material United States federal income tax considerations generally applicable to certain participants in the Plan. The summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed regulations promulgated thereunder, and judicial decisions and administrative interpretations, as in effect on the date of the Plan, all of which are subject to change, possibly with retroactive effect. These United States federal income tax considerations apply only to a person or entity who, for United States federal income tax purposes, is: a citizen or resident of the United States; a corporation or other entity taxable as a corporation created or organized in or under the laws of the United States, any state thereof, or the District of Columbia; an estate whose income is subject to United States federal income taxation regardless of its source; or a trust (i) if a United States court can exercise primary jurisdiction over the trust’s administration and one or more United States persons have the authority to control all substantial decisions of the trust, or (ii) that has elected to be treated as a United States person under applicable Treasury regulations.

This summary does not address the United States federal income tax consequences for participants that are subject to special provisions under the Code, including the following participants: (i) participants that are tax-exempt organizations, qualified retirement plans, individual retirement accounts, or other tax-deferred accounts; (ii) participants that are financial institutions, insurance companies, real estate investment trusts, or regulated investment companies or that are broker-dealers, dealers, or traders in securities or currencies that elect to apply a mark-to-market accounting method; (iii) participants that have a “functional currency” other than the United States dollar; (iv) participants that are liable for the alternative minimum tax under the Code; (v) participants that own Common Shares as part of a straddle, hedging transaction, conversion transaction, constructive sale, or other arrangement involving more than one position; (vi) participants that hold the Common Shares other than as a capital asset within the meaning of Section 1221 of the Code; (vii) participants that own, directly, indirectly or constructively, 10% or more, by voting power or value, of the Corporation; (viii) partnerships or other entities classified as partnerships for United States federal income tax purposes; (ix) investors in pass-through entities; and (x) certain former citizens or residents of the United States. Participants that are subject to special provisions under the Code, including participants described immediately above, should consult their own tax advisors regarding the tax consequences of reinvesting cash dividends in additional Common Shares under the Plan. This summary does not include any discussion of tax consequences to participants in the Plan other than United States federal income tax consequences. Participants are urged to consult their own tax advisors regarding any United States estate and gift, state and local, and foreign tax consequences of participating in the Plan.

Partners of entities that are classified as partnerships for United States federal income tax purposes should consult their own tax advisors regarding the United States federal income tax consequences of reinvesting cash dividends in additional Common Shares under the Plan.

Subject to the “passive foreign investment company” (“PFIC”) discussion below, the gross amount of any distribution (including any Canadian taxes withheld therefrom) paid on Common Shares generally should be included in the gross income of a participant as foreign source dividend income to the extent such distribution is paid out of current or accumulated earnings and profits of the Corporation, as determined under United States federal income tax principles. To the extent that the amount of any distribution exceeds the Corporation’s current and accumulated earnings and profits for a taxable year, the distribution is treated as a tax-free return of capital to the extent of the participant’s adjusted tax basis in the Common Shares. Then, to the extent that such distribution exceeds the participant’s adjusted tax basis, it is treated as a sale or exchange and taxed as a capital gain. Subject to certain limitations under the Code, participants who are subject to United States federal income tax may be entitled to a credit or deduction for Canadian income taxes withheld from any distributions. The rules governing foreign tax credits are complex and participants should consult their tax advisers regarding the creditability of foreign taxes in their particular circumstances.

Dividends received by non-corporate participants may be subject to United States federal income tax at lower rates (generally 20% plus the 3.8% unearned income Medicare contribution tax on higher income taxpayers) than other types of ordinary income if certain conditions are met. These conditions include the Corporation not being classified as a PFIC, the Corporation being a “qualified foreign corporation”, the participant’s satisfaction of a holding period requirement, and the participant not treating the distribution as “investment income” for purposes of the investment interest deduction rules.

In the case of participants that are domestic corporations, distributions from the Corporation generally are not eligible for the dividends received deduction.

A participant will be treated for United States federal income tax purposes as having received a distribution in an amount equal to the fair market value of the Common Shares acquired with reinvested dividends pursuant to the Plan plus the amount of any Canadian income tax withheld therefrom. The fair market value of each Common Share so acquired will be equal to 100% of the average of the high and low sale prices of Common Shares on the dividend payment date, which amount may be higher or lower than the Average Market Price used to determine the number of Common Shares acquired under the Plan. A participant’s tax basis per share for Common Shares purchased pursuant to the Plan generally will be equal to the fair market value of the share (as described in the preceding sentence). A participant’s holding period for Common Shares purchased with dividends will begin on the day following the dividend payment date.

Participants generally will recognize a taxable gain or loss when they sell or exchange Common Shares and when they receive cash payments for fractional shares credited to their accounts upon withdrawal from or termination of the Plan or otherwise. The amount of this gain or loss will be equal to the difference between the amount a participant receives for his or her Common Shares or fraction thereof and the participant’s adjusted tax basis in these Common Shares or fraction thereof. The gain or loss will be a capital gain or loss and will be a long-term capital gain or loss if the holding period for such Common Shares exceeds one year. Capital gain of a non-corporate United States holder is generally taxed at a maximum rate of 20% (plus the 3.8% unearned income Medicare contribution tax on higher income taxpayers) if the property has been held for more than one year. The deductibility of capital losses is subject to limitations. The gain or loss realized by participants who are United States persons will generally be gain or loss from sources within the United States for foreign tax credit limitation purposes.

The Corporation will be a PFIC for United States federal income tax purposes in any taxable year if 75% or more of its gross income (including the pro rata share of the gross income of any corporation in which it is considered to own, directly or indirectly, 25% or more of the shares by value) is passive income, or on average at least 50% of the value of its assets is held for the production of, or produces, passive income.

PFIC status is determined on an annual basis. The Corporation does not expect to be a PFIC for the current taxable year or thereafter. However, because the Corporation’s income and assets and the nature of its activities may vary from time to time, no assurance can be given that the Corporation will not be considered a PFIC for any taxable year. If a participant owns Common Shares during a taxable year in which the Corporation is a PFIC, the PFIC rules generally will apply to a participant thereafter, even if in subsequent taxable years the Corporation no longer meets the test described above to be treated as a PFIC. No ruling will be sought from the Internal Revenue Service (the “IRS”) regarding whether the Corporation is a PFIC.

In general, if the Corporation were to be treated as a PFIC, certain adverse rules would apply to distributions received from the Corporation and to dispositions of Common Shares (potentially including dispositions that would not otherwise be taxable). Participants are urged to consult their tax advisors about the PFIC rules in connection with their holding of Common Shares.

Under current United States law, if the Corporation is a PFIC in any year, a participant must file an annual return on IRS Form 8621, which describes the income received (or deemed to be received) from the Corporation, any gain realized on a disposition of common shares and certain other information.

Dividends on and proceeds arising from a sale of common shares generally will be subject to information reporting and backup withholding tax, currently at the rate of 24%, if (a) a participant fails to furnish its correct United States taxpayer identification number (generally on Form W-9), (b) the withholding agent is advised the participant furnished an incorrect United States taxpayer identification number, (c) the withholding agent is notified by the IRS that the participant has previously failed to properly report items subject to backup withholding tax, or (d) a participant fails to certify, under penalty of perjury, that the IRS has not notified the participant that it is subject to backup withholding tax. However, participants that are corporations generally are excluded from these information reporting and backup withholding tax rules. Amounts withheld as backup withholding may be credited against a participant’s United States federal income tax liability, and a participant may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for refund with the IRS and furnishing any required information.

United States individuals and certain other entities are required to report an interest in any “specified foreign financial asset” if the aggregate value of such assets owned by the United States individual exceeds certain thresholds. Stock issued by a foreign corporation is treated as a specified foreign financial asset for this purpose.